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                        SUBSIDIARIES OF SILICONIX INCORPORATED

                                Jurisdiction            Percent
        Subsidiary            of Incorporation           Owned
        ----------            ----------------          -------
1.  Siliconix Limited          United Kingdom             100%

2.  Siliconix (Hong Kong)      Hong Kong                  100%
      Limited

3.  Siliconix (Taiwan)         Taiwan                     100%
      Limited

4.  TEMIC Japan K.K.           Japan                      100%

5.  TEMIC (S) Pte. Ltd.        Singapore                  100%

6.  TEMIC North America,       United States              100%
      Inc.                       (New Jersey)

7.  Siliconix Technology       Netherlands                100%
      C.V.

8.  Shanghai Simconix          People's Republic           50%
      Co. Ltd.                   of China



                                      EXHIBIT 21